Exhibit 10.4

HONEYWELL INTERNATIONAL INC.

INCENTIVE COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES

Amended and Restated

Effective as of January 1, 2014

HONEYWELL INTERNATIONAL INC.

INCENTIVE COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES

AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2014

1.	Purpose

The purpose of the Honeywell International Inc. Incentive Compensation Plan for Executive Employees (the “Plan”) is to attract and retain highly qualified employees, to obtain from each the best possible performance, and to underscore the importance to such employees of achieving particular business objectives.

2.	Definitions

For the purposes of the Plan, the following terms shall have the following meanings:

2.1	“Board of Directors” means the Board of Directors of Honeywell.

2.2	“Change in Control” means (i) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of Honeywell that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Honeywell; or (ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Honeywell possessing 30 percent or more of the total voting power of the stock of Honeywell; or (iii) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing subsections (i) through (iv) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Plan.

2.3	“Change in Control Date” means the date on which a Change in Control occurs.

2.4	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

2.5	“Committee” means the Management Development and Compensation Committee of the Board of Directors, or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan. The Committee shall at all times be comprised solely of two or more outside directors within the meaning of Treasury Regulation § 1.162-27(e) ), and shall be “independent” pursuant to the listing requirements of the NYSE (or other such exchange on which the Company’s shares may be listed for trading) as may be applicable from time to time.

2.6	“Common Stock” means the common stock of Honeywell.

2.7	“Company” means Honeywell and its subsidiaries and affiliated entities, as well as their respective successors.

2.8	“Consolidated Earnings” means the consolidated net income for the Performance Period for which an Incentive Compensation Award is made, as determined by Honeywell’s independent auditors, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions, the effects of the annual fourth quarter mark-to-market adjustment that recognizes pension related net actuarial gains and losses outside the Corridor, and the effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles.

2.9	“Corporate Officer” means any Senior Executive Employee who has been elected by the Board of Directors as an officer of the Company.

2.10	“Corridor” means the range of amounts that are within 10% of the greater of (i) the fair value of the Company’s pension plan assets, or (ii) the projected benefit obligations under the Company’s pension plans.

2.11	“Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m), as such section may be amended from time to time.

2.12	“Employee” means any Senior Executive Employee or Executive Employee who is on the active salaried payroll of the Company at any time during the period for which an Incentive Compensation Award relates.

2.13	“Executive Employee” means an Employee of the Company who is designated by the Company as an Executive level employee, other than an Employee designated by the Company as a Senior Executive Employee.

2.14	“Good Reason” means, without the Employee’s consent, (a) a material reduction in the Employee’s total cash compensation opportunity in effect immediately prior to the Change in Control; (b) the permanent elimination of the Employee’s position, not including a transfer pursuant to the sale of a facility or line of business, if and only if the Employee is offered substantially comparable employment with the successor employer; (c) a material adverse change to the Employee’s position, function, responsibilities or reporting level, or in the standard of performance required of the Employee, as determined immediately prior to a

Change in Control; (d) a material change in the geographic location at which the Employee must perform his or her services from the location the Employee was required to perform such services immediately prior to a Change in Control; or (e) an action by the Company that under applicable law constitutes constructive discharge. Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless the Employee provides written notice to the Company identifying the event or omission constituting the reason for a Good Reason termination within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided to the Company, the Company shall have to opportunity, but shall have no obligation, to cure the events or conditions that give rise to a Good Reason termination. If the Company fails to cure the events or conditions giving rise to an Employee’s Good Reason termination by the end of the thirty (30) day cure period, the Employee’s employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless the Employee has withdrawn such Good Reason termination notice.

2.15	“Gross Cause” means (i) a fraud committed against the Company, (ii) the misappropriation of the Company’s property, (iii) intentional misconduct that is damaging to the Company’s property or business, or (iv) the commission of a felony.

2.16	“Honeywell” means Honeywell International Inc., a Delaware corporation.

2.17	“Incentive Compensation Awards” means cash awards based on the achievement of (i) short-term business objectives for the Company, as established by the Board of Directors or the Committee for this purpose for each Performance Period, and (ii) short-term business objectives for the Company’s operating units, as established by the Chief Executive Officer for this purpose for each Performance Period.

2.18	“Maximum Amount” means 2% of Honeywell’s Consolidated Earnings for any Performance Period for which a determination is being made. The Maximum Amount establishes a ceiling on the amount that may be made available to Senior Executive Employees for Incentive Compensation Awards under the Plan for any Performance Period.

2.19	“Maximum Individual Award” means the maximum Incentive Compensation Award payable to any individual with respect to a Performance Period pursuant to Section 6.3.

2.20	“Performance Period” means the Honeywell fiscal year or such other period as may be designated by the Committee (not to exceed 18-months) with respect to which Incentive Compensation Awards may be payable under the Plan; provided that no Performance Period shall begin before the previous Performance Period ends.

2.21	“Reserve” means the Incentive Compensation Award Reserve established pursuant to Section 4.2 of the Plan.

2.22	“Section 162(m)” means Section 162(m) of the Code.

2.23	“Section 409A” means Section 409A of the Code.

2.24	“Senior Executive Employee” means an Employee of the Company who is designated by the Company as an Executive level employee (including Corporate Officers) and who is among the 100 highest-paid Executive level employees of the Company determined solely by reference to base salary as of the end of the applicable Performance Period.

2.25	“Stub Period” means the portion of a Performance Period that ends on the Change in Control Date.

3.	Effective Date

Subject to approval by Honeywell’s shareowners, the Plan is hereby amended and restated effective as of January 1, 2014. Any Incentive Compensation Awards made prior to January 1, 2014 shall be governed by the predecessor versions of the Plan, as applicable.

4.	Amounts Available for Incentive Compensation Awards

4.1	Maximum Amounts. The Maximum Amount shall be determined as set forth in Section 4.2. The maximum amount available for Incentive Compensation Awards to Executive Employees shall be determined by the Committee from time to time.

4.2	Establishment of Reserve. For each Performance Period a Reserve shall be established to which will be credited an amount to be determined by the Board of Directors not in excess of the Maximum Amount for such Performance Period. All Incentive Compensation Awards to Senior Executive Employees shall be chargeable against the Reserve. Any Incentive Compensation Awards to Executive Employees shall not be chargeable against the Reserve. If an Employee is an Executive Employee and a Senior Executive Employee for a portion of the Performance Period, the Employee’s Incentive Compensation Award shall be pro-rated based on the number of days spent as an Executive Employee and a Senior Executive Employee, and only the portion of the Employee’s Incentive Compensation Award allocable to time spent as a Senior Executive Employee shall be chargeable against the Reserve.

4.3	Determination of Reserve Maximum. Before the Committee shall determine the amount to be credited to the Reserve for any Performance Period, the Company’s independent auditors for such Performance Period shall report to the Committee the Maximum Amount for such Performance Period. After receipt of the auditors’ report, which may be based on an estimate of the Company’s financial results for the Performance Period, the Committee shall determine the amount (not greater than such Maximum Amount) that shall be credited to the Reserve for such Performance Period. If the accountants’ report is based on an estimate, the amount credited to the Reserve shall be subject to receipt of a further report from the accountants to the Committee confirming the Maximum Amount.

4.4	Use of Reserve Amounts. The total amount of Incentive Compensation Awards to Senior Executive Employees for a Performance Period shall be limited by the total then in the Reserve but need not exhaust such total. Any balance remaining after the making of Incentive Compensation Awards to Senior Executive Employees shall be removed from the Reserve and will not be available for future Incentive Compensation Awards to Senior Executive Employees.

5.	Eligibility for Incentive Compensation Awards

5.1	General Eligibility Criteria. Only Senior Executive Employees and Executive Employees shall be eligible for Incentive Compensation Awards under the Plan. Incentive Compensation Awards to Corporate Officers for any period may be granted to those Corporate Officers, if any, who shall be selected by the Committee. Such selections, except in the case of the Company’s Chief Executive Officer, shall be made after considering the recommendations of the Chief Executive Officer. The Committee shall also give consideration to the contribution made by each Corporate Officer to the achievement of the Company’s established objectives and such other matters as it shall deem relevant. Incentive Compensation Awards to Senior Executive Employees (other than Corporate Officers) and Executive Employees for any period may be granted to those Senior Executive Employees (other than Corporate Officers) and Executive Employees who shall be selected by the Chief Executive Officer.

5.2	Special Discretionary Authority. In the discretion of (i) the Committee with respect to Corporate Officers, (ii) the Committee, or the Chief Executive Officer to the extent the authority to determine Incentive Compensation Awards has been delegated to the Chief Executive Officer by the Committee, with respect to Senior Executive Employees (other than Corporate Officers), and (iii) the Chief Executive Officer with respect to Executive Employees, Incentive Compensation Awards may be made to Employees who retired or whose employment terminated after the beginning of the period for which an Incentive Compensation Award is made, or to the designee or estate of an Employee who died during such period.

6.	Determination of Amounts of Incentive Compensation Awards

6.1	Incentive Compensation Award Amounts. Subject to the limitations of the Reserve, Maximum Individual Award and Maximum Amount, the amounts of individual Incentive Compensation Awards to Corporate Officers will be determined by the Committee acting in its discretion. Such determinations shall be made after consideration of such matters as the Committee shall deem relevant that shall include, except in the case of an Incentive Compensation Award for the Chief Executive Officer, the recommendations of the Chief Executive Officer. Subject to the limitations of the Reserve, Maximum Individual Award and Maximum Amount, the amounts of individual Incentive Compensation Awards to Senior Executive Employees (other than Corporate Officers) shall be determined by the Committee except to the extent the Committee has delegated that authority to the Chief Executive Officer, in which case the Chief Executive Officer shall make such determinations after consideration of such matters as he shall deem relevant. Subject to the limitations of the Maximum Individual Award and the maximum amount available for Incentive Compensation Awards to Executive Employees as determined by the Committee pursuant to Section 4.1, the amounts of Incentive Compensation Awards to Executive Employees shall be determined by the Chief Executive Officer after consideration of such matters as he shall deem relevant.

6.2	Calculation of Incentive Compensation Awards. The performance goal shall be to attain positive Consolidated Earnings for each Performance Period. If the performance goal is obtained, the Incentive Compensation Awards shall be determined as follows:

(i)	The Incentive Compensation Award payable to an individual who is the Chief Executive Officer during any part of the Performance Period shall be equal to 0.4% of Consolidated Earnings for such Performance Period.

(ii)	The Incentive Compensation Award payable to any other Employee shall be equal to 0.2% of Consolidated Earnings for such Performance Period.

The Committee has the discretion to reduce the amount of the Incentive Compensation Award actually paid to Employees to less than the 0.4% or 0.2% of Consolidated Earnings otherwise due and the Chief Executive Officer has the discretion to reduce the amount of the Incentive Compensation Award actually paid to Executive Employees and Senior Executive Employees (to the extent the Committee has delegated its authority to determine Incentive Compensation Awards to the Chief Executive Officer) to less than the 0.2% of Consolidated Earnings otherwise due.

6.3	Maximum Individual Award. The Maximum Individual Award shall be equal to 0.4% of Consolidated Earnings for any individual who is the Chief Executive Officer during any part of such Performance Period, and 0.2% of Consolidated Earnings for any other Employee. If the total of the Maximum Individual Awards determined pursuant to this Section 6.3 for Senior Executive Employees would otherwise exceed 2% of Consolidated Earnings for a Performance Period, then each Maximum Individual Award shall be reduced pro-rata so that, in the aggregate, their total equals 2% of Consolidated Earnings.

6.4	Certification. No Incentive Compensation Awards shall be paid to Covered Employees prior to certification by the Committee of the attainment of the performance goal set forth in Section 6.2 for the Performance Period to which the Incentive Compensation Awards relate. Further, no Incentive Compensation Awards shall be paid to Senior Executive Employees prior to receipt by the Chief Executive Officer of assurances from the Chief Financial Officer and the Company’s independent accountants that the amount the Board of Directors has determined shall be credited to the Reserve for the Performance Period to which the Incentive Compensation Awards relate is not greater than the Maximum Amount.

7.	Form of Incentive Compensation Awards

Incentive Compensation Awards under the Plan shall be paid in cash.

8.	Payment of Incentive Compensation Awards

8.1	Timing and Eligibility for Payment. Incentive Compensation Awards shall be paid in full in one lump sum as soon as practicable following the end of the Performance Period in which the Incentive Compensation Award was earned, but no later than the 15th day of the third month following the end of the Honeywell fiscal year in which the Performance Period ended, provided that, except as otherwise provided in Section 5.2, the recipient Employee is still actively employed by the Company on the date Incentive Compensation Awards are paid. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit payment of an Incentive Compensation Award to a Covered Employee or an officer of Honeywell who is employed by the Company as of the end of the Performance Period in which the Incentive Compensation Award is earned but who is no longer actively employed by the Company on the date such Incentive Compensation Award is paid.

8.2	Effect on Reserve. At the time any Incentive Compensation Award is awarded to Senior Executive Employees, the Reserve shall be reduced by the amount of such Incentive Compensation Award, regardless of when payable or paid.

8.3	Deferrals. The Committee may, in its sole discretion, permit Employees to defer Incentive Compensation Awards in accordance with and subject to the terms and conditions of the Company’s Deferred Incentive Compensation Plan (the “DIC Plan”).

9.	Recoupment of Incentive Compensation Awards

The Committee shall have the authority to condition the receipt of an Incentive Compensation Award upon the execution of an agreement that contains intellectual property, confidentiality, nonsolicitation and noncompetition covenants (“Protective Agreement”) in favor of the Company in a form determined by the Committee from time to time. In the event that any Incentive Compensation Award recipient violates the terms of the Protective Agreement, the Board of Directors shall have the right to recoup, and the recipient shall have the obligation to repay, all or part of any Incentive Compensation Award that is subject to a Protective Agreement.

The Committee shall also have the authority to recoup, and each recipient shall have the obligation to repay, all or part of any Incentive Compensation Award paid under this Plan that may be required to be subject to recoupment under federal or state laws, Company policy or the listing requirements of the NYSE (or other such exchange on which the Company’s shares may be listed for trading) as may be applicable from time to time.

10.	Corporate Transactions

10.1	Plan Termination Triggers. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control, this Plan shall terminate as of the Change in Control Date.

10.2	Incentive Compensation Awards for Stub Period. In the event of a Change in Control, Employees shall be entitled to an Incentive Compensation Award for the Stub Period. The amount of such Incentive Compensation Awards shall be determined in accordance with the provisions of Section 6 and in a manner consistent with past practice by treating the Stub Period as the Performance Period and with the applicable metrics and Incentive Compensation Awards adjusted, to the extent necessary, to reflect the length of the Stub Period. The amount of the Incentive Compensation Awards shall be determined prior to the Change in Control Date and shall be based on the good faith estimates of the Company’s financial performance and Consolidated Earnings for the Stub Period, as determined by the Committee (as constituted immediately prior to the Change in Control) with the advice of Honeywell’s independent auditors.

10.3	Payment of Incentive Compensation Awards. Any Incentive Compensation Award for the Stub Period shall be paid in full in one lump sum no later than the 15th day of the third month following the end of the Honeywell fiscal year in which the Stub Period ended, provided that the recipient Employee is still actively employed by the Company on the date Incentive Compensation Awards are paid. Notwithstanding the foregoing, if an Employee is employed by the Company on the Change in Control Date but not on the date Incentive Compensation Awards are paid because (i) he or she has been involuntarily terminated other than for Gross Cause, or (ii) he or she has voluntarily resigned for Good Reason, such Employee shall be treated for this Section 10 as being employed by the Company on the date Incentive Compensation Awards are paid.

10.4	Deferred Incentive Compensation Awards. Notwithstanding anything herein to the contrary, to the extent an Incentive Compensation Award has been deferred pursuant to Section 8.3, such Incentive Compensation Award shall be subject to the terms and conditions of the DIC Plan including, without limitation, with respect to change in control events.

11.	Power and Authority of the Committee and Chief Executive Officer

11.1	Plan Administration. The Plan shall be administered by the Committee, which shall have full power and authority (i) to prescribe, amend and rescind rules and procedures relating to the Plan; (ii) subject to the provisions of this Plan, to delegate to one or more officers of the Company some or all of its authority under the Plan; (iii) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and (iv) to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of the Plan.

11.2	Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret the Plan.

11.3	Determinations of Committee and Chief Executive Officer Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Committee or the Chief Executive Officer’s decisions regarding the amount of each Incentive Compensation Award, as applicable, shall be final, binding and conclusive for all purposes and need not be consistent among Employees.

11.4	Liability of Committee and Chief Executive Officer. Neither the Committee (or its delegates) nor the Chief Executive Officer shall be liable for any action or determination made in good faith with respect to the Plan or any Incentive Compensation Award, and the members of the Committee (and its delegates) and the Chief Executive Officer shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Articles of Incorporation or its By-laws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to the Plan, the Committee and the Chief Executive Officer shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the

Company’s legal counsel or any other person the Committee and the Chief Executive Officer deem necessary, and neither the Committee nor the Chief Executive Officer shall be liable for any action taken or not taken in good faith reliance upon any such advice.

11.5	Section 409A Limitation. Notwithstanding anything contained herein to the contrary, any discretionary authority that the Board of Directors, the Committee or the Chief Executive Officer may have pursuant to the Plan shall not be applicable to an Incentive Compensation Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

12.	Amendment and Termination of the Plan

Subject to applicable laws, rules and regulations, the Board of Directors or the Committee shall have the right at any time to amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareowners of Honeywell to the extent necessary to comply with applicable laws, including to continue to qualify the amounts payable hereunder as performance-based compensation under Section 162(m), or applicable rules of a stock exchange on which the Company’s shares are traded. Moreover, (i) no amendment of the Plan shall operate to annul or diminish, without the consent of the Employee, an Incentive Compensation Award already made hereunder, (ii) no amendment shall adversely affect an Employee’s entitlement to an Incentive Compensation Award for the Stub Period after a Change in Control, and (iii) with respect to Incentive Compensation Awards for Covered Employees, no amendment of the Plan to change the performance goal based on Consolidated Earnings as set forth in Section 6.2, to change the Maximum Individual Award, the Maximum Amount, or to change the definition of Consolidated Earnings, shall be effective without approval by the shareowners of Honeywell.

13.	Miscellaneous

13.1	Section 409A. The Plan is intended to comply with the requirements of Section 409A and the regulations promulgated thereunder, and the provisions hereof shall be interpreted in a manner that satisfies such requirements, to the extent permitted by law. All Incentive Compensation Awards granted hereunder are intended to be excluded from coverage under Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(4)’s “short-term deferral” rule unless, and only to the extent that, a deferral election is made pursuant to Section 8.3. If any provision of the Plan would otherwise frustrate or conflict with this intent or could cause any Incentive Compensation Award to be subject to taxes, interest or penalties under Section 409A, the Board of Directors may amend the Plan to the extent necessary to (i) comply with Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A; provided however, that such amendment shall not result in additional cost to the Company and provided further that nothing herein shall require the Company to provide any Employee with any gross-up for any tax, interest or penalty incurred by the Employee under Section 409A.

13.2	Other Compensation Plans. Nothing contained in the Plan shall prohibit the Company from granting special performance or recognition awards, not chargeable against the Reserve, under such conditions, and in such form and manner as it sees fit, to Employees

(including Senior Executive Employees) for meritorious service of any nature. In addition, nothing contained in the Plan shall preclude or limit the ability of the Company to establish other incentive compensation plans providing for the payment of incentive compensation to Employees (including Senior Executive Employees), not chargeable against the Reserve.

13.3	Shareholder Approval. No award shall be paid under this Plan unless and until the stockholders of Honeywell have approved the Plan.

13.4	Plan Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company and no part thereof (other than the amounts of Incentive Compensation Awards to Senior Executive Employees under the Plan) shall be charged against the Reserve.

13.5	Withholding. All Incentive Compensation Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

13.6	No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Incentive Compensation Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company as a result of any such action.

13.7	Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Incentive Compensation Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.

13.8	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan. In addition, if any provision of this Plan would cause Incentive Compensation Awards not to constitute “qualified performance-based compensation” within the meaning of Section 162(m), that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect. Any specific action by the Committee that would disqualify an award as performance-based compensation for purposes of Section 162(m) and the regulations thereunder shall be void.

13.9	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of New Jersey.

13.10	No Rights to Incentive Compensation Awards or Employment. This Plan is not a contract between the Company and an Employee. No Employee shall have any claim or right to receive Incentive Compensation Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then an Executive Employee or Senior Executive Employee under the Plan.
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